CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FirstSun Capital Bancorp of our report dated March 22, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Pioneer Bancshares, Inc. and Subsidiaries.

/s/ Briggs & Veselka Co.
Houston, Texas
December 21, 2021